UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

(Exact name of registrant as specified in its charter)

Alberta, Canada	N/A
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

7303 30th Street S.E. Calgary, Alberta, Canada	T2C 1N6
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Share Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

N/A     (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

EXPLANATORY NOTE

This Registration Statement on Form 8-A/A is filed by DIRTT Environmental Solutions Ltd. (the “Company”) to reflect the termination of the shareholder rights (each, a “Right” and collectively, the “Rights”) registered on the Form 8-A filed by the Company on December 8, 2021.

Item 1.	Description of Registrant’s Securities To Be Registered.

On December 7, 2021, the board of directors (the “Board”) of the Company adopted a shareholder rights plan. One Right was issued and attached to each common share of the Company outstanding and held of record at the close of business on December 17, 2021. The terms of the Rights were set forth in a shareholder rights agreement, dated as of December 7, 2021 (the “Effective Date”), by and between the Company and Computershare Trust Company of Canada, as rights agent (the “Rights Agreement”).

Pursuant to the Rights Agreement, such Rights Agreement must be confirmed by resolution passed by a majority of the votes cast by Independent Shareholders (as defined in the Rights Agreement) who vote in respect of such confirmation at a meeting of shareholders to be held not later than six months from the Effective Date. If the Rights Agreement is not so confirmed, then all outstanding Rights will terminate and be void and of no further force and effect on and from the date which is the earlier of (a) the date of termination of the meeting called to consider the confirmation of the Rights and (b) six months from the Effective Date. At the Company’s 2022 annual and special meeting of shareholders (the “Meeting”), held on April 26, 2022, shareholders were asked to ratify, confirm and approve the Rights Agreement. The Rights Agreement was not approved and confirmed by shareholders at the Meeting and, as such, the Rights Agreement and all outstanding Rights thereunder terminated and became void and of no further force and effect on and from April 26, 2022.

The foregoing is a summary of the terms of the Rights Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the entire Rights Agreement, a copy of which has been attached as Exhibit 4.1 and incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description

4.1	Rights Agreement, dated as of December 7, 2021 by and between DIRTT Environmental Solutions Ltd. and Computershare Trust Company Canada, as rights agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed December 7, 2021)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 2, 2022

DIRTT Environmental Solutions Ltd.

By:	/s/ Charles R. Kraus
Charles R. Kraus
Senior Vice President, General Counsel & Corporate Secretary

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